UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 7, 2019

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16285 Park Ten Place, Suite 500 Houston, TX		77084
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 722-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PVAC	The Nasdaq Global Select Market

Item 1.01.	Entry into a Material Definitive Agreement.

On May 7, 2019, Penn Virginia Corporation (the “Company,” “we” or “us”) entered into the Master Assignment, Borrowing Base Increase Agreement, and Amendment No. 6 to Credit Agreement among Penn Virginia Holding Corp., a subsidiary of the Company, as borrower, the Company, as parent, the subsidiaries of the borrower party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Amendment”). The Amendment, in addition to other changes described in the Amendment, amends the Credit Agreement dated as of September 12, 2016 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) to (1) increase the commitments of the lenders from $500.0 million to $1.0 billion; (2) increase the borrowing base under the Credit Agreement from $450.0 million to $500.0 million; (3) reduce the margin applicable to loans borrowed under the Credit Agreement as further described below; (4) remove the requirement to comply, as of the end of any fiscal quarter, with an interest coverage ratio (adjusted EBITDAX to adjusted interest expense); (5) provide that as of the end of any fiscal quarter, the leverage ratio (consolidated indebtedness to adjusted EBITDAX) may not exceed 4.00 to 1.00 and (6) extend the maturity date of the Credit Agreement to May 7, 2024 (the “Stated Maturity Date”); provided, that on June 30, 2022, unless we have either extended the maturity date of our second lien term loans to a date that is at least 91 days after May 7, 2024 or have repaid our second lien term loans in full, the maturity date of the Credit Agreement will mean June 30, 2022. Prior to entry into the Amendment, we received consent from requisite lenders of our second lien term loans to extend the maturity of our Credit Agreement to the Stated Maturity Date.

After giving effect to the Amendment, outstanding borrowings under the Credit Agreement bear interest at a rate equal to, at the option of the borrower, either (a) a customary reference rate plus an applicable margin ranging from 0.50% to 1.50%, determined based on the average availability under the Credit Agreement or (b) a customary London interbank offered rate plus an applicable margin ranging from 1.50% to 2.50%, determined based on the average availability under the Credit Agreement. Interest on reference rate borrowings is payable quarterly in arrears and is computed on the basis of a year of 365/366 days, and interest on eurocurrency borrowings is payable every one, three or six months, at the election of the borrower, and is computed on the basis of a 360-day year. The borrower has the right to prepay loans under the Credit Agreement at any time without a prepayment penalty, other than customary “breakage” costs with respect to eurocurrency loans.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K, is incorporated herein by reference and is hereby filed. Certain other material terms of the Credit Agreement are described in the Current Report on Form 8-K previously filed with the Securities and Exchange Commission on September 15, 2016. The description of the Amendment in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of such agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Amendment is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Master Assignment, Borrowing Base Increase Agreement, and Amendment No. 6 to Credit Agreement, dated as of May 7, 2019, among Penn Virginia Holding Corp., as borrower, Penn Virginia Corporation, as parent, the subsidiaries of the borrower party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN VIRGINIA CORPORATION

May 8, 2019	By:	/s/ Steven A. Hartman
Steven A. Hartman
Senior Vice President, Chief Financial Officer and Treasurer